UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 3, 2011

DPAC Technologies Corp.

(Exact Name of Registrant as Specified in Its Charter)

California	0-14843	33-0033759
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5675 Hudson Industrial Parkway, Hudson, Ohio		44236
(Address of Principal Executive Offices)		(Zip Code)

(800) 553-1170

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Asset Purchase Agreement

As previously reported in connection with a Current Report on Form 8-K filed by DPAC Technologies Corp. (“DPAC”) with the Securities and Exchange Commission (the “SEC”) on August 3, 2011, DPAC, together with its wholly owned subsidiary Quatech, Inc., on August 3, 2011 entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with B&B Electronics Manufacturing Company (“B&B”) and its wholly owned subsidiary, Q-Tech Acquisition, LLC (the “Buyer”). The Asset Purchase Agreement is incorporated herein by reference to Annex A to DPAC’s preliminary Information Statement on Schedule 14C, filed with the SEC on August 5, 2011 (the “Preliminary Information Statement”).

The Asset Purchase Agreement provides for the sale of substantially all of the assets of Quatech (which indirectly constitute substantially all of the assets of DPAC), other than certain excluded assets set forth therein, to the Buyer for an aggregate amount of $10.5 million in cash. The total purchase price for the assets is subject to increase or decrease based on a working capital adjustment, based on a target working capital amount of $710,000 at the closing, to the extent that the working capital at closing is at least $70,000 more or less than the working capital target. At the closing under the Asset Purchase Agreement, $900,000 of the purchase price, less the amount of any negative working capital adjustment estimated at the closing, will be deposited with an escrow agent and will be available to the Buyer and B&B for any further downward adjustment to the purchase price resulting from a closing working capital amount that is at least $70,000 less than the target amount as ultimately determined after the closing, and to satisfy DPAC’s and Quatech’s indemnification obligations under the Asset Purchase Agreement. DPAC and Quatech made certain customary representations and warranties in the Asset Purchase Agreement, including representations with respect to the corporate existence and good standing of each of DPAC and Quatech, authority to enter into the Asset Purchase Agreement and perform the transactions contemplated by it, that the Asset Purchase Agreement and the transactions thereunder do not conflict with applicable laws, orders or judgments, the certificate or articles of incorporation and bylaws or code of regulations of either DPAC or Quatech, or any contracts binding on either of them except as otherwise disclosed to the Buyer, representations with respect to the financial statements of DPAC and Quatech, condition and sufficiency of the assets acquired by Buyer, and the title thereto held by DPAC and Quatech, interests in real property, intellectual property, major contracts, absence of litigation, compliance with laws, environmental, employee benefits, insurance and tax and relationships with significant customers.

Under the Asset Purchase Agreement, DPAC and Quatech are generally required to indemnify the Buyer and B&B for damages resulting from breaches of representations and warranties (subject to a deductible basket of $75,000, and up to a maximum amount of $900,000, which damages may only be satisfied from the escrow amount) and for breaches of post closing covenants that DPAC and Quatech are required to observe. The representations and warranties will generally survive the closing until the first anniversary thereof. However, certain specific representations and warranties relating to corporate authority for the transaction, title to assets and lack of broker fees payable (other than to DPAC’s financial advisor in the transaction) survive indefinitely, and the indemnification obligations of DPAC and Quatech for breaches of such representations are not subject to the $75,000 basket or the $900,000 maximum (but are limited to the purchase price).

Until the closing date, DPAC and Quatech have agreed, among other things, to observe customary covenants in the pre-closing period, including, among others, to use all available cash to pay off account payables that have been otherwise been included in the calculation of the working capital adjustment; and to carry on its business in the ordinary course in substantially the same manner as it has been conducted historically. Additionally, the Asset Purchase Agreement grants to Buyer and B&B certain exclusivity rights until the closing or the termination of the Asset Purchase Agreement.

The closing of the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction of certain customary closing conditions, including that no action, event or condition have occurred that has had or would reasonably be expected to have a material adverse effect on DPAC and Quatech, that DPAC’s and Quatech’s representations and warranties are generally true and correct at the closing, that DPAC and Quatech have materially performed all of their respective obligations under the Asset Purchase Agreement prior to the closing date, that certain third party consents required under certain of the contracts to be assigned to Buyer are obtained and that all liens on the assets being acquired by Buyer have been released.

The Asset Purchase Agreement may be terminated under specific circumstances described therein, including by mutual written consent, in connection with a material breach of the agreement by a party thereto, or to the extent that the closing has not occurred by October 31, 2011.

Additionally, the Asset Purchase Agreement requires that DPAC and Quatech take (or refrain from taking) certain actions from and after the closing, including requiring that DPAC and Quatech each change its legal (corporate) name to a name that does not use “DPAC” or “Quatech” or certain other terms specified in the agreement after the closing thereunder. Further, DPAC agreed that in connection with the closing of the Asset Purchase Agreement (and the Plan of Dissolution, described below), to the extent permitted by applicable law, DPAC will make liquidating distributions to the “Nonaffiliated Shareholders” (as described below) of $0.05 per share of common stock of DPAC. In addition, DPAC agreed not make any payment or distribution to its affiliated shareholders who are parties to the “Allocation Agreement” (as described below) until DPAC has paid or made provision for the payment of the liquidating distributions to the Nonaffiliated Shareholders.

Further, in connection with the Asset Purchase Agreement, each of Fifth Third Bank, N.A. (“Fifth Third”) and the State of Ohio, as lenders to DPAC and Quatech, entered into forbearance agreements with DPAC and Quatech, pursuant to which each consented to DPAC and Quatech entering into the Asset Purchase Agreement and agreed to forbear from exercising certain rights under their respective loan agreement with DPAC and Quatech until the closing has occurred or the Asset Purchase Agreement has terminated. In the case of the forbearance agreement with Fifth Third, DPAC and Quatech paid a forbearance fee of $20,000 at the time of Fifth Third’s execution of that forbearance agreement. The forbearance agreements entered into with Fifth Third and the State of Ohio are attached to this Current Report as Exhibits 10.1 and 10.2.

The Asset Purchase Agreement and the transactions contemplated thereby were unanimously approved by DPAC’s Board of Directors and by a special independent committee of DPAC’s directors.

Plan of Complete Liquidation and Dissolution

In connection with the execution of the Asset Purchase Agreement, on July 27, 2011, the DPAC Board of Directors unanimously approved a Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”). Related to the Plan of Dissolution, DPAC and Quatech, as well as Development Capital Ventures, L.P., the majority shareholder of DPAC, and members of the DPAC Board of Directors who are shareholders, as well as Canal Mezzanine Partners, L.P. (“Canal”) and The Hillstreet Fund, L.P. (“Hill Street”) and certain members of management who hold shares of common stock, agreed pursuant to an Allocation Agreement (the “Allocation Agreement”) that will become effective at the closing under the Asset Purchase Agreement, to a distribution to each holder of common stock (i) who is not as of, and has not been within 90 days prior to, the record date established with respect to such distributions, an officer or director or employee of DPAC or Quatech or (ii) who is not a party to the Allocation Agreement (the “Nonaffiliated Shareholders”) of $0.05 per share, prior to any distribution of cash to any other shareholder of DPAC and certain other payments to the parties to the Allocation Agreement. The Plan of Dissolution is incorporated herein by reference to Annex B to the Preliminary Information Statement, and the Allocation Agreement is incorporated herein by reference to Exhibit A included at Annex B to the Preliminary Information Statement.

The Plan of Dissolution will, by its terms, only become effective if the Asset Purchase Agreement closes. Pursuant to the Plan of Dissolution, DPAC intends to begin the liquidation and winding up immediately after the closing under the Asset Purchase Agreement and DPAC will be completely dissolved at a date to be determined by the DPAC Board of Directors. In connection with the dissolution, and, subject to paying or providing for the payment of all debts and liabilities and expenses, DPAC intends to make liquidating distributions to the Nonaffiliated Shareholders equal to $0.05 per share of common stock held thereby as of a record date that is to be determined by the DPAC Board of Directors for shareholders entitled to receive such distributions. That record date is subject to determination after the closing of the Asset Purchase Agreement occurs.

After the distribution to the Nonaffiliated Shareholders has been made or funds therefor otherwise set aside, the remaining assets of DPAC, if any, will be liquidated and the cash of DPAC will be distributed to the parties to the Allocation Agreement, all of whom have agreed to defer or reduce certain amounts they would be owed or would otherwise be entitled to receive under DPAC’s articles of incorporation or pursuant to other agreements binding on DPAC and Quatech.

The foregoing descriptions of the material terms of the Asset Purchase Agreement, the Plan of Dissolution and Allocation Agreement, and the forbearance agreements with Fifth Third and the State of Ohio does not purport to be complete and is qualified in its entirety by reference to the exhibits to this Current Report, each of which are incorporated into this report by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

DPAC obtained the shareholder approvals required for the transactions under the Asset Purchase Agreement and the Plan of Dissolution as of August 3, 2011, from Development Capitals Ventures, L.P., the majority shareholder of DPAC, William Roberts and James Bole, both members of the DPAC Board of Directors, and Steven Runkel, DPAC’s chief executive officer and a member of the DPAC Board, which collectively held in the aggregate 107,767,532 shares of common stock and 30,000 of DPAC’s Series A Preferred Stock, no par value per share (the “Series A Preferred Stock”), representing on a combined basis approximately 83.9% of DPAC’s total issued and outstanding common stock and Series A Preferred Stock, voting on a combined basis, as of August 3, 2011 (the “Consenting Shareholders”). The Consenting Shareholders approved the transactions contemplated by the Asset Purchase Agreement and the Plan of Dissolution pursuant to a written consent under the California General Corporation Law as of August 3, 2011.

Pursuant to the Securities Exchange Act of 1934, as amended, and the rules thereunder, DPAC is required to furnish an Information Statement to the shareholders who were not involved in the above approvals. DPAC filed the Preliminary Information Statement on Schedule 14C with the SEC on August 5, 2011. Notwithstanding the execution and delivery of the written consent by the Consenting Shareholders, the closing of the Asset Purchase Agreement is not permitted to occur (and the Plan of Dissolution cannot become effective) until 20 days after the date of mailing of the definitive version of such Information Statement to the common shareholders of DPAC who did not participate in such written consent.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 2.1

Asset Purchase Agreement among DPAC Technologies Corp., Quatech, Inc., Q-Tech Acquisition, LLC and B&B Electronics Manufacturing Company, dated August 3, 2011, which is incorporated by reference to Annex A to DPAC’s preliminary Information Statement on Schedule 14C, filed on August 5, 2011.

Exhibit 2.2

Plan of Complete Liquidation and Dissolution of DPAC Technologies Corp., which is incorporated by reference to Annex B to DPAC’s preliminary Information Statement on Schedule 14C, filed on August 5, 2011.

Exhibit 2.3	Allocation Agreement dated August 3, 2011, among DPAC Technologies Corp., Quatech, Inc., and the other parties signatory thereto, which is incorporated by reference to Annex B to DPAC’s preliminary Information Statement on Schedule 14C, filed on August 5, 2011.

Exhibit 10.1	Forbearance Agreement among Fifth Third Bank, N.A., DPAC Technologies Corp., and Quatech, Inc., dated August 3, 2011.

Exhibit 10.2	Forbearance Agreement among the Director of Development of the State of Ohio, DPAC Technologies Corp., and Quatech, Inc., dated August 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DPAC TECHNOLOGIES CORP.
(Registrant)

Date: August 9, 2011	By:	/s/ Steven D. Runkel
Steven D. Runkel
Chief Executive Officer and President